Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OSPREY ENERGY ACQUISITION CORP. II

Osprey Energy Acquisition Corp. II (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 15, 2018, as amended by the Certificate of Amendment of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 27, 2018 (collectively, the “Certificate of Incorporation”).

2.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST. The name of this corporation is OSPREY TECHNOLOGY ACQUISITION CORP. (the “Corporation”).”

3.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf as of the 17th day of June, 2019.

By:	/s/ Jonathan Z. Cohen
Name: Jonathan Z. Cohen
Title: Co-Chairman of the Board of Directors

[Signature page to Certificate of Amendment to Certificate of Incorporation]